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                         [Opinion of Winston & Strawn]

                                                                    Exhibit 5.2






June 8, 1999



Board of Trustees
Prime Group Realty Trust
77 West Wacker Drive
Suite 3900
Chicago, Illinois 60601

Ladies and Gentlemen:

     We have acted as special counsel to Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), and are rendering this opinion in connection with the Registration Statement on Form S-3 (File No. 333-70369), which was initially filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), on January 11, 1999, as amended by Amendment No. 1 thereto filed with the SEC on June 8, 1999 (as so amended, the "Registration Statement"), with respect to the Company's (i) common shares of beneficial interest, $0.01 par value per share (the "Common Shares"); (ii) preferred shares of beneficial interest, $0.01 par value per share (the "Preferred Shares"); (iii) depositary shares representing Preferred Shares (the "Depositary Shares"); (iv) senior debt securities (the "Senior Debt Securities"); (v) subordinated debt securities (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"); (vi) warrants to purchase Common Shares, Preferred Shares,
Senior Debt Securities, Subordinated Debt Securities, or Depositary Shares;
and (vii) contracts to purchase Common Shares or Preferred Shares (the "Share Purchase Contracts"), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate public offering price not to exceed $500,000,000.

     We have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records, and instruments and have examined such laws and regulations as we have deemed necessary for the purposes of this opinion letter. Based upon such examination, we are of the following opinion:

     1.   With respect to the Senior Debt Securities and the Subordinated
Debt Securities, when (i) the Registration Statement has become effective under the Securities Act, (ii) the Indenture relating to the applicable series of Debt Securities has been duly authorized, executed, and delivered,

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(iii) the terms of such Senior Debt Securities or Subordinated Debt
Securities and of their issue and sale have been duly established in conformity with resolutions of the Board of Trustees of the Company and in conformity with the applicable Indenture, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) such Debt Securities have been duly executed and authenticated in accordance with the applicable Indenture and issued and sold as contemplated in the Registration Statement, such Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     2. With respect to the Depositary Shares, when (i) the Registration Statement has become effective under the Securities Act, (ii) the deposit agreement relating to the Depositary Shares (the "Deposit Agreement") has been duly authorized, executed and delivered, (iii) the terms of the Depositary Shares and of their issuance have been duly established in conformity with the Deposit Agreement and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iv) the class or series of Preferred Shares that is represented by the Depositary Shares has been duly authorized, validly issued and delivered to the depositary (the "Deposit Agreement"), (v) the Depositary Receipts evidencing the Depositary Shares have been executed, countersigned and issued against deposit of the class or series of Preferred Shares in accordance with the Deposit Agreement, and (vi) the Depositary Shares have been issued and sold as contemplated by the Registration Statement, the Depositary Shares will be validly issued and the Depositary Receipts will entitle the holders thereof to the rights specified in the Depositary Shares and the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     3. With respect to the Share Purchase Contracts, when (i) the Registration Statement has become effective under the Securities Act, (ii) the purchase contract agreement relating to the Share Purchase Contracts (the "Purchase Contract Agreement") has been duly authorized, executed and delivered, (iii) the terms of the Share Purchase Contracts and of their issuance and sale have been duly established in conformity with the Purchase Contract Agreement, do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the Share Purchase Contracts have been duly executed and countersigned in accordance with the Purchase Contract Agreement and issued and sold as contemplated by the Registration Statement, the Share Purchase Contracts will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than the laws of the State of New York and United States federal laws. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction,

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we have assumed for purposes of this opinion letter that the laws of such jurisdiction are identical to the laws of the State of New York.

     We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible, and we have assumed that the Indentures will be duly authorized, executed, and delivered by the respective Trustees thereunder, the Deposit Agreement will be duly authorized, executed and delivered by the Depositary, and the Purchase Contract Agreement will be duly authorized executed and delivered by the purchase contract agent thereunder, assumptions which we have not independently verified.

     We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the use of this opinion letter for filing with the Registration Statement as Exhibit 5 thereto. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                             Very truly yours,

                                             /s/  Winston & Strawn